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                                                                    EXHIBIT 10.5


                              EMPLOYMENT CONTRACT



    IWC SERVICES, INC, d/b/a INTERNATIONAL WELL CONTROL, and its wholly owned subsidiaries, IWC DE VENEZUELA and HELL FIGHTERS, INC, referred to together in this Contract as Employer, hereby employs Richard Hatteberg, referred to in this Contract as Employee, who accepts employment on the following terms and conditions:


1. TERM OF EMPLOYMENT. By this Contract, Employer employs Employee, and Employee accepts employment with Employer, for a period of five (5) years beginning on the 1st day of July, 1995, unless sooner terminated as provided herein. This Contract shall be automatically renewed for successive additional two (2) year terms unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial term or any such renewal term.

2. DUTIES OF EMPLOYEE. Employee shall perform such duties and responsibilities as are assigned to Employee by Employer. Employee may be assigned duties and responsibilities related to the affairs of any or all of IWC SERVICES, INC., IWC DE VENEZUELA, or HELL FIGHTERS, INC. Nothing herein shall be construed to require Employer to maintain Employee in the designated position or any particular position for the entire term of this Agreement, and such position may be changed from time to time as directed by the Board of Directors or management of Employer. Employee shall devote substantially all of his time to Employer and shall exclusively conduct the business of Employer. The expenditure of reasonable amounts of time by the Employee for personal, charitable or professional activities shall not be a breach of this Agreement, provided such activities do not materially interfere with the services required to be rendered by Employee under this Agreement, and are not contrary to the business or other interests of the Employer. Employee recognizes and acknowledges that the principal business of Employer is fighting fires at oil and gas well sites, providing consulting services and developing blowout contingency plans to, and for, oil and gas operators. The Employee will be required to travel extensively, and for long periods of time, including overseas and to undeveloped and remote parts of the world. The Employee further recognizes and acknowledges that the duties to which he will be assigned may be hazardous and expose the Employee to the dangers associated with such activities, and that the compensation provided for herein is calculated to compensate Employee for exposure to such hazardous situations.
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3.  COMPENSATION.

    A. Base Salary. As compensation for services rendered pursuant to this Contract, Employee shall be paid by Employer a salary of not less than $80,000.00 per year, paid in regular installments not less often than semi-monthly in accordance with the payroll policies of the Employer, during the term of employment. Nothing herein shall preclude the parties from mutually agreeing to pay compensation in excess of that set forth above for all or any part of the term.

    B. Incentive Pay/Profit Sharing. In addition to the base salary as provided above, Employee shall participate in Employer's Incentive Pay/Profit Sharing Plan ("Plan"). The plan provides that twenty percent (20%) of the net profits of Employer, after providing a ten percent (10%) return to shareholders, be established a fund for distribution to employees of Employer pursuant to the Plan. Each employee participant in the Plan shall be credited with a number of "base points", the sum of which is currently eighty (80), to be used in determining the dollar amount of the employee's participation in the Plan. Twenty (20) additional "points" shall be credited to employee participants each year by the executive committee of the Board of Directors of Employer, based upon performance. At the end of each calendar year, the fund will be divided by the number of "points" of the employee participants and will be distributed accordingly. Each employee shall have five (5) "base points" during the term of his employment. Nothing herein, however, shall prevent Employer from periodically revising or altering such compensation for all employee participants..

      C. Stock Rights. In addition to the compensation set forth above, Employer will issue to Employee a certificate representing 10,000 shares of the common stock of IWC Services, Inc., effective July 1, 1995, for the purchase price of $100.00 which the parties agree is the fair value thereof at the time of this agreement. Such stock will be subject to the terms of a Voting Trust Agreement, a copy of which is attached hereto as Exhibit A. Employee agrees to execute the Voting Trust Agreement and will be bound by all of the terms therof.

4. REIMBURSEMENT OF BUSINESS EXPENSES. Employee is authorized to incur reasonable business expenses in conducting the business of Employer. Employer may from time to time adopt policies and procedures specifying the nature and amount of expenses that will be considered reasonable, and the statements contained in such policies and procedures shall be considered conclusive as to such matters. Employer will reimburse Employee for such actual, out of pocket expenses, upon the Employee's presentation and itemized account of such expenses in the form required by the then properly adopted policies and procedures of Employer.

5. EMPLOYEE BENEFITS. During the term hereof, Employee shall be entitled to participate in all employee benefit plans from time to time made available to employees of Employer, including any retirement plan, profit sharing plan, group life, health, diability or accident insurance plan, vacation, sick leave, or other benefit plan on the same basis as other employees in similar positions.
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6.  REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee represents and warrants to Employer that:

    A. Employee is under no contractual or other restriction or obligation compliance with which is inconsistent with the execution of this Agreement, the performance of Employee's obligations hereunder, or the other rights of the Employer hereunder.

    B. Employee has no physical or mental disability that would hinder the performance of Employee's obligations under this Agreement.

7. CONFIDENTIAL INFORMATION. Employee acknowledges that in the course of employment by Employer, Employee will receive certain trade secrets and confidential information belonging to Employer which Employer desires to protect as confidential. For the purposes of the Agreement, the term "confidential information" shall mean information of any nature and in any form which at the time is not generally known to those persons engaged in business similiar to that conducted by Employer. Employee agrees that such information is confidential and that he will not reveal such information to anyone other than officers, employees and directors of Employer. Upon termination of employment for any reason whatsoever, whether or not in breach of this Contract, Employee shall surrender to Employer all papers, documents and other property of Employer.

8. OBLIGATION OF LOYALTY TO EMPLOYER. During the term of employment by Employer, Employee agrees that he will not:

    A. Make a statement or perform any act intended to advance an interest of any existing or prospective competitor of the Employer in any way; that will or may injure the Employer in any way; or solicit or encourage any other employee of Employer to do any such act;

    B. Inform any existing or potential customer, supplier or creditor of the Employer that Employee intends to resign; or make any statement or do any act intended to cause any existing or potential customer, supplier or creditor of Employer to learn of Employee's intention to resign; or

    C. Discuss with any existing or potential customer, supplier or creditor of the Employer the present or future availablity of services provided by a business that competes with or where such services are competitive with services that the Employer provides.
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9.  AGREEMENT NOT TO COMPETE.

    A. Scope of Agreement Not to Compete. Employee hereby agrees that during the term of this Agreement, and for one (1) year thereafter, unless terminated for cause, Employee will not, directly or indirectly, be employed by, or provide consulting, advise, or services to, any business, individual, firm, partnership or corporation, other than Employer herein, which is engaged in the oil or gas well control or firefighting business. Employer and Employee acknowledge and agree that the geographic scope of this covenant is worldwide, for the time period set forth herein, in recognition of the worldwide market served by Employer.

    B. Consideration for Agreement Not to Compete. Employer and Employee recognize and agree that the total consideration provided for herein, including in particular the stock rights provided to Employee herein, are paid, in part, to Employee in consideration of this agreement not to compete, and that if this agreement not to compete were not a part of this Agreement, such stock rights would not be granted herein.

    C. Survival of Agreement Not to Compete After Termination of This Agreement. This Agreement not to compete shall survive the termination of this Agreement, unless such termination is for cause.

    D. Enforcement of Agreement Not to Compete. In the event of a breach of the agreement not to compete by Employee, Employer may pursue any and all remedies available to it under law or equity. Employee agrees and acknowledges that a breach of the agreement not to compete by Employee will result in continuing and irreparable harm to Employer for which there would be no adequate remedy at law, and that injunctive relief would be appropriate.

10. TERMINATION OF EMPLOYMENT FOR CAUSE.

    A. Basis for Termination for Cause. Employer may terminate employment of Employee under this provision if any of the following occur:

    (1)  The death of Employee;

    (2) The Employee becomes, in good faith opinion of the Employer, physically or mentally disabled, for a period of more than thirty (30) consecutive days, or for a period of more than sixty (60) days in the aggregate during a twelve (12) month period, to perform his duties on a full time basis;

    (3) Employee breaches any material provision of this Contract;

    (4) Employee commits, is arrested or officially charged with any felony, or any crime involving moral turpitde, which, in the good faith opinion of Employer, would impair Employee's ability to perform his duties hereunder or would impair the business reputation of the Employer;
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    (5) Employee misappropriates any funds or property of Employer;

    (6) Employee fails or refuses to comply with the policies, standards or regulations of Employer; or

    (7) Employee engages in conduct, even if not in connection with the performance of his duties hereunder, which would result in serious prejudice to the interests of Employer if he were retained as an employe.

    B. Statement of Termination for Cause. In the event of termination for cause pursuant to this provision, Employer shall give a written statement to Employee, specifying the event causing such termination, and the termination will be immediately effective.

    C. Compensation Upon Termination for Cause. In the event of a termination for cause pursuant to the provision above, this Agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or other benefits provided for herein, and shall not be entitled to severance pay. However, any of the provisions of this Agreement relating to activities and conduct after the end of the employment relationship between Employer and Employee shall remain in full force and effect, and be enforceable as provided for herein.

11. NOTICES. All notices or other communications pursuant to this contract may be given by personal delivery, or by certified mail, addressed to the home office of Employer or to the last known address of Employee. Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U.S. Post Office.

12. ENTIRETY OF AGREEMENT. This Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the employment.

13. GOVERNING LAW. This Contract shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas.

14. WAIVER. The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of one breach shall not be deemed a waive of any other breach of the same or any other provision hereof.

15. ASSIGNMENT. This Agreement shall not be assignable by Employee. A change in
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ownership of the stock of Employer shall not affect the validity of the
Agreement. In the event of a future disposition of the properties and businesses of Employer by merger, consolidation, sale of assets, or otherwise, then the Employer may assign the Agreement and all of its rights and obligations to the acquiring or surviving entity; provided that such entity shall assume of the obligations of Employer hereunder.

Dated this ____ day of ______________, 1997, to be effective as of July 1, 1995.


EMPLOYEE:                              EMPLOYER:
                                       IWC SERVICES, INC. D/B/A INTERNATIONAL
                                       WELL CONTROL  AND ITS SUBSIDIARIES,
                                       IWC DE VENEZUELA AND HELL FIGHTERS, INC.


____________________________________   By:____________________________________
Richard Hatteberg